JOINT FILING AGREEMENT

Agreement, dated as of February 15, 2008, among James J. Martell, Gregory E. Burns, Edward Cook, Donald McInnes and Charles Royce (collectively, the “Parties”).

The undersigned hereby agree that the Schedule 13D of which this agreement is an exhibit (“Schedule 13D”) with respect to the beneficial ownership of shares of Common Stock of Clark Holdings Inc. is filed jointly on behalf of all of them.

Each of the Parties hereto represents to the other Parties that it is eligible to use Schedule 13D to report its beneficial interest in the common stock of Clark Holdings Inc. beneficially owned and reported upon in this Schedule 13D by each of the above-named Parties.

Each of the Parties agrees to be responsible for the timely filing of and any and all amendments to this Schedule 13D and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

/s/ James J. Martell
James J. Martell, Individually

/s/ Gregory E. Burns
Gregory E. Burns, Individually

/s/ Edward Cook
Edward Cook, Individually

/s/ Donald McInnes
Donald McInnes, Individually

/s/ Charles Royce
Charles Royce, Individually